EXHIBIT 99.1

SOUTHWEST IOWA RENEWABLE ENERGY, LLC ANNOUNCES FIRST QUARTER FY2013 RESULTS

Council Bluffs, Iowa ----- February 15, 2013---- On February 14, 2013, Southwest Iowa Renewable Energy, LLC (“SIRE”) announced its unaudited financial results for the first quarter of fiscal year 2013 (“Fiscal 2013”) which ended December 31, 2012.  SIRE reported a net loss of $8,683,000, or $660.83 per unit, compared to a net profit of $8,996,000, or $684.62 per unit, for the first quarter of fiscal year 2012 (“Fiscal 2012”) which ended December 31, 2011.  The cash flow provided by operations for the first quarter of Fiscal 2013 was $1,097,000, compared to $7,141,000 for the same period in Fiscal 2012.

Adjusted EBITDA, which is defined as earnings before interest, income taxes, and depreciation and/or amortization (“EBITDA”), as adjusted for unrealized hedging losses (gains), was a loss of $1,259,000 for the first quarter of Fiscal 2013 and a gain of $10,014,000 for the same period in Fiscal 2012.  At December 31, 2012, SIRE had $12,391,000 in cash and equivalents and $5,555,000 available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants).  For reconciliations of Adjusted EBITDA to net income attributable to SIRE, see “Adjusted EBITDA” below.

Brian Cahill, SIRE’s General Manager and CEO, stated, “Our first quarter in Fiscal 2013 reflects the continuing margin compression resulting from the relative high prices of our primary input and low prices our primary product during the quarter.  In particular, the key factors during the quarter were relatively high prices compared to previous years of our primary input,  corn, resulting from the drought conditions in the United States. In addition, pricing pressures have continued to depress ethanol prices. Notwithstanding these margins, we have continued to make scheduled payments to our banks, resulting in further principal reduction in overall debt and reduced interest costs.  We have also continued to make modest capital investments that are resulting in incremental productivity improvements in our plant.”

About Southwest Iowa Renewable Energy, LLC:

SIRE is an Iowa limited liability company, located in Council Bluffs, Iowa, formed in March, 2005 to construct and operate a 110 million gallon name plate capacity ethanol plant.  SIRE began producing ethanol in February, 2009 and sells its ethanol, modified wet distillers grains with solubles, corn syrup, and corn oil in the continental United States.   SIRE also sells its dried distillers grains with solubles in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K for the fiscal year ended September 30, 2012, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE’s business, and the effects of general economic conditions on SIRE.  The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Summary Balance Sheets

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
Balance Sheets
(Dollars in thousands)

ASSETS	December 31, 2012	September 30, 2012
	(Unaudited)
Current Assets
Cash and cash equivalents	$12,391	$6,285
Restricted cash	303	302
Accounts receivable	145	268
Accounts receivable, related party	8,108	12,088
Derivative financial instruments	1,282	976
Inventory	12,224	12,427
Derivative financial instruments, related party	674	4,013
Prepaid expenses and other	875	394
Total current assets	36,002	36,753

Property, Plant and Equipment
Land	2,064	2,064
Plant, building and equipment	204,493	204,597
Office and other equipment	751	751
	207,308	207,412
Accumulated depreciation	(56,449)	(53,679)
Net property and equipment	150,859	153,733

Other Assets
Financing costs, net of amortization of	866	1,001
$3,337 and $3,202, respectively
Other assets	896	896
	1,762	1,897
Total Assets	$188,623	$192,383

Summary Balance Sheets

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
Balance Sheets
(Dollars in thousands)

LIABILITIES AND MEMBERS' EQUITY	December 31, 2012	September 30, 2012
	(Unaudited)
Current Liabilities
Accounts payable	$1,114	$1,366
Accounts payable, related parties	3,737	3,937
Accrued expenses	2,379	2,837
Accrued expenses, related parties	2,466	1,657
Current maturities of notes payable	28,367	20,001
Total current liabilities	38,063	29,798

Long Term Liabilities
Notes payable, less current maturities	111,706	115,023
Other long-term liabilities	475	500
Total long term liabilities	112,181	115,523
Commitments and Contingencies

Members' Equity
Members' capital
13,139 Units issued and outstanding	76,474	76,474
Accumulated profit (deficit)	(38,095)	(29,412)
Total members' equity	38,379	47,062
Total Liabilities and Members' Equity	$188,623	$192,383

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
Statements of Operations
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2012	December 31, 2011

Revenues	$74,327	$95,197
Cost of Goods Sold
Cost of goods sold-non hedging	78,287	85,817
Realized & unrealized hedging (gains) losses	1,293	(3,391)
	79,580	82,426

Gross Margin (Loss)	(5,253)	12,771

General and administrative expenses	1,057	1,313

Operating Income (Loss)	(6,310)	11,458

Other Income (Expense)
Interest and other income	20	12
Interest expense	(2,393)	(2,474)
	(2,373)	(2,462)

Net Income (Loss)	$(8,683)	$8,996

Weighted Average Units Outstanding	13,139	13,139
Net Income (loss) per unit, basic & diluted	$(660.83)	$684.62

Adjusted EBITDA

Management uses Adjusted EBITDA, a non-GAAP measure, to measure the SIRE’s financial performance and to internally manage its business.   Management believes that adjusted EBITDA provides useful information to investors as a measure of comparison with peer and other companies.   Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles.  Adjusted EBITDA calculations may vary from company to company.  Accordingly, our computation of Adjusted EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Adjusted EBITDA (unaudited) for the periods indicated:

	December 31, 2012	December 31, 2011
	Amounts	Amounts
	in 000's	in 000's
EBITDA
Net Income (Loss)	(8,683)	8,996
Interest Expense, interest income, and other income	2,373	2,462
Depreciation & Amortization	2,984	2,959
EBITDA (Loss)	(3,326)	14,417

Change in Unrealized Hedging (gain) loss	2,067	(4,403)

Adjusted EBITDA (Loss)	(1,259)	10,014

Adjusted EBITDA (Loss) per unit	(95.84)	762.15

Statistical Information

	December 31, 2012			December 31, 2011
	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price

Denatured Ethanol	24,580,450	73.953%	$ 2.24	30,873,285	80.475%	$ 2.48
Dry Distiller's Grains	50,043	17.483%	$ 259.67	70,376	14.611%	$ 197.64
Wet Distiller's Grains	29,740	5.002%	$ 125.01	23,332	2.017%	$ 82.29
Syrup	5,211	0.620%	$ 88.41	11,655	0.469%	$ 38.30
Corn Oil	2,949	2.942%	$ 741.60	2,805	2.429%	$ 824.29

Contact:
Brett L. Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392